Exhibit 99.1

COMPANY CONTACT:
Steve P. Loomis,
Chief Financial Officer
sloomis@cardiodynamics.com
800-778-4825 Ext. 1015

CardioDynamics Receives Shareholder Approval and

Completes Sale of Vermed Business

Company Secures Five-Year Supplier Agreement for ICG Sensors

SAN DIEGO, CA—September 4, 2007—CardioDynamics International Corporation (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, announced today that it has completed the sale of the Company’s Vermed unit to Medical Device Partners, Inc., a Vermont corporation recently organized by Vermed’s management team, for a cash purchase price of $8 million. Additionally, the Company secured a five-year manufacturing and supply agreement with Vermed for the Company’s proprietary ICG sensors. The transaction was approved by the Company’s shareholders at its Annual Meeting held on August 28, 2007, with 95% of the votes cast in favor of the sale.

The Company reported that the decision to sell Vermed was based on declining margins and profits in the electrocardiogram (ECG) business, as well as the desire to focus limited resources on the Company’s proprietary ICG business, which the Company’s management believes continues to hold the highest growth potential. Additionally, the manufacturing and supply agreement provides for maintenance of a long-term, mutually beneficial relationship with Vermed for ICG sensors. Proceeds from the sale of Vermed are planned to be invested in the higher growth-potential ICG business; including the sales and clinical application specialist teams, incremental investment in clinical trial research aimed at inclusion of ICG into cardiac guidelines and core technology improvement. Proceeds were also used to repay the Company’s remaining $1.4 million of bank debt owed to Comerica, thereby reducing the Company’s interest expense.

“We are pleased to complete the sale of Vermed to the unit’s management team and to inject new capital into our ICG business,” stated Michael K. Perry, Chief Executive Officer. “Our objective is to improve the Company’s financial health in the near-term while continuing to make judicious investments in strategic areas to establish ICG in the treatment guidelines for heart failure and hypertension over the next five years. We have identified over $10 million of potential new growth opportunities through our Phoenix Initiative. Additionally, we are carefully managing our operating expenses to continue to trend the business toward a level of positive operating cash flow.”

Perry added, “We look forward to continuing our excellent working relationship with Vermed and the MDP organization through this long-term manufacturing and supply agreement. Within the next three to five years, we believe ICG sensors will likely comprise over 50% of the ICG business revenue, and it is essential that we continue to enhance our proprietary position and maintain cost efficiencies in this important recurring revenue stream.”

The Company also reported that all other proposals presented at the Annual Meeting were approved, including re-election of its Board of Directors and ratification of the appointment of BDO Seidman, LLP, as the Company’s independent auditors.

About CardioDynamics

CardioDynamics International Corporation (Nasdaq: CDIC), “the ICG Company,” is the innovator and leader of an important medical technology called impedance cardiography (ICG). The Company develops, manufactures and markets noninvasive ICG products. The Company’s ICG systems are being used by physicians around the world to help battle the number one killer of men and women—cardiovascular disease. Its partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company’s Web site at www.cdic.com.

About Vermed, Inc. and Medical Device Partners, Inc.

Vermed, Inc., a wholly owned subsidiary of Medical Device Partners, Inc., is a supplier of disposable electrodes and related supplies utilized in electrocardiograph (ECG) and other diagnostic procedures. Vermed has 85 employees that design, manufacture and package electrodes from its 45,000 square foot facility in Bellows Falls, Vermont.

Forward-Looking (Safe Harbor) Statement

Except for historical and factual information contained herein, this press release contains forward-looking statements, including the Company’s belief as to the growth potential of the ICG business, its relationship with Vermed, the planned use of proceeds from the Vermed sale, growth opportunities from the Phoenix Initiative, amount and source of future revenues, ability to achieve continued improvement in operating performance and return to positive operating cash flow, and inclusion of ICG in treatment guidelines, the accuracy of which is necessarily subject to uncertainties and risks, including the Company’s primary dependence on the BioZ® product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company’s filings with the SEC, including its 2006 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.